Modine Manufacturing Company

Executive Severance Plan

Effective October 21, 2026

Modine Manufacturing Company Executive Severance Plan

Effective October 21, 2026

Article 1.	Establishment and Term of the Plan; Participation
1.1.

Establishment of the Plan. Modine Manufacturing Company (the “Company”) hereby establishes a severance plan to be known as the “Modine Manufacturing Executive Severance Plan” (the “Plan”) to provide severance benefits to those individuals selected by the Human Capital & Compensation Committee (“Committee”) of the Board of Directors (“Board”) pursuant to Section 1.3.

1.2.	Term. This Plan will commence on October 21, 2026 (the “Effective Date”) and shall continue in effect until terminated pursuant to Section 8.9.
1.3.

Participation / Delegation. The Board or the Committee shall have the authority to select those employees of the Company and its Affiliates who shall participate in the Plan among those employees in the categories identified in Appendix A, attached hereto. For employees who are not executive officers of the Company, the Board or the Committee may delegate the authority to select other employees who may participate in the Plan (limited to those employees in the categories in identified in Appendix A) to an executive officer of the Company, as well as other duties of the Board or the Committee under this Plan with respect to such Participants. Once designated as an employee who shall participate in the Plan, such employee shall become a Participant. A Participant shall cease participation in the Plan upon the termination of the Plan, the termination of the Participant’s employment (other than due to a Qualified Termination of Employment), or payment of all amounts due the Participant hereunder, whichever occurs first. For the avoidance of doubt, only employees that are specifically designated to participate in the Plan by the Board, Committee or an executive officer shall become Participants in the Plan, regardless of whether they are employed by the Company in the categories identified in Appendix A. For the avoidance of doubt, a Participant may be designated to be a participant in the Plan for purposes of only the Regular Severance Benefit or the Change in Control Severance Benefit, as determined by the Board, Committee or its delegee.

Article 2.	Definitions
2.1.	Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.
(a)

“Affiliate” means any person or entity from time to time controlling, controlled by or under common control with the Company. For this purpose, the terms “controlling,” “controlled by” or “under common control with” mean direct or indirect ownership of more than fifty percent (50%) of the voting power of another entity.

(b)	“Associate” shall have the same meaning as set forth in Rule 12b-2 under the Securities Exchange Act of 1934.
(c)	“Base Salary” means the Participant’s annual rate of salary at the Effective Date of Termination.
(d)	“Beneficiary” means the persons or entities designated or deemed designated by Participant pursuant to Section 8.6 herein.

(e)	“Board” means the Board of Directors of the Company.
(f)	“Cause” shall mean the following, as determined by the Board or Committee:
1)	Participant engaged in an act of dishonesty constituting a felony that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of the Company;
2)	Participant disclosed confidential information of the Company that results in a demonstrable material injury to the Company; or
3)

Participant has engaged in a willful and continued failure to perform substantially the Participant’s duties on behalf of the Company or to comply with the Company’s Code of Conduct and Guidelines on Corporate Governance.

(g)

“Change in Control” means any of the following events: (a) the effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding capital stock of the Company entitled to vote in elections of directors (the “Voting Power”) of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (ii) a transfer of 51% of the Voting Power, or a majority of the Company’s consolidated assets to an entity, other than to an entity of which the Company owns at least 50% of the Voting Power; or (b) during any period of 12 months, the persons who at the beginning of such 12-month period were directors of the Company cease for any reason to constitute at least a majority of the Board.

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.
(i)	“Company” means Modine Manufacturing Company, or any successor thereto as provided in Article 7 herein.
(j)	“Effective Date” means the commencement date of this Plan as specified in Section 1.2 of this Plan.
(k)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs.
(l)	“Good Reason” shall mean without Participant’s express written consent the occurrence of any one or more of the following:
1)	a material reduction in Participant’s Base Salary except as a result of consistent reduction of Base Salary for similarly situated employees,
2)	a material reduction in Participant’s Target Annual Bonus Opportunity, except as a result of consistent reduction of target annual bonus opportunity for similarly situated employees,
3)	a material change in the geographic location at which the Participant must perform services, or a material reduction or elimination of the Participant’s remote-work arrangement, or
4)	following a Change in Control, a material reduction in Participant’s title (including removal of Corporate Officer designation) authority, duties, or responsibilities as in effect immediately prior to the Change of Control, or a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant reports, or a material reduction in the budget over which Participant retains authority.

For purposes of this Plan, Participant shall not be entitled to assert that a termination is for Good Reason unless (A) Participant gives the Board or the Participant’s supervisor written notice of the event or events which are the basis for such assertion within sixty (60) days after the event or events occur (“Event Date”), (B) the Company has not cured or fully remedied such event or events within thirty (30) days after receiving such written notice and (C) Participant’s Effective Date of Termination is no later than ninety (90) days after the Event Date.

(m)

“Historical Bonus Average” means, as of the Effective Date of Termination, an amount equal to the average annual bonus paid to the Participant under the Company’s annual management incentive plan or any Company-maintained annual incentive plan, without regard to any deferral, based on the three most recent annual bonus payments received by the Participant prior to the Effective Date of Termination (or a shorter period if Participant has not received at least three annual bonus payments from the Company as of the Effective Date of Termination).

(n)

“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated.

(o)	“Participant” means an employee who has been designated to participate in this Plan pursuant to Section 1.3 herein.
(p)	“Qualifying Termination” means a termination of employment from the Company and its Affiliates that occurs under the following circumstances:
1)	An involuntary termination of Participant’s employment by the Company for reasons other than Cause or death pursuant to a Notice of Termination delivered to Participant by the Company, or
2)	A voluntary termination by Participant for Good Reason pursuant to a Notice of Termination delivered to the Company by Participant in accordance with Section 2.1(k).
(q)

“Severance Benefits” means the payment of compensation following a Qualifying Termination as provided in Article 3 (“Regular Severance Benefits”) or Article 4 (“Change in Control Severance Benefits”) herein.

(r)

“Severance Multiple” means the severance multiple assigned to Participant that is shown on Appendix A, which can be different for Regular Severance Benefits and for Change in Control Severance Benefits.

(s)

“Target Annual Bonus Opportunity” means, as of the Effective Date of Termination, Participant’s annual bonus opportunity assuming the achievement of target performance under the Company’s annual management incentive plan or any Company-maintained annual incentive plan, without regard to any deferral.

Article 3.	Regular Severance Benefits
3.1.

Right to Regular Severance Benefits. Participant shall be entitled to receive Regular Severance Benefits, from the Company, as described in Section 3.2 herein, if Participant incurs a Qualifying Termination and such Qualifying Termination does not occur on the date of a Change in Control or within the twenty-four (24) month period following a Change in Control.

3.2.

Description of Regular Severance Benefits. In the event Participant becomes entitled to receive Regular Severance Benefits, as provided in Section 3.1 herein, the Company shall provide Participant with the following:

(a)

Accrued Obligations. A lump-sum amount paid in accordance with applicable law that includes earned but unpaid Base Salary, unreimbursed business expenses, and all other vested benefits to which Participant is entitled under any applicable benefit plan as of the Effective Date of Termination.

(b)

Cash Severance. Cash severance payments equal to the product of (i) Participant’s Regular Severance Multiple and (ii) the sum of Participant’s Base Salary and the Target Annual Bonus Opportunity, paid to the Participant in equal installments over the period covered by the Regular Severance Multiple, bi-weekly (less applicable tax withholdings) on regularly scheduled pay dates for the Company, commencing with the first regularly scheduled pay date following the expiration of any statutory release period applicable to the Release Agreement, but in no event later than the sixtieth (60th) day following the Effective Date of Termination. To the extent that the amount of such cash severance payments to a Participant under this Section 3.2(b) exceed the maximum separation pay that can be treated as exempt from Code Section 409A pursuant to Treasury Reg. §1.409A-1(b)(9)(iii)(A), such excess amount shall be payable to the Participant in a lump sum on or prior to the later of (x) March 15 of the calendar year following the Effective Date of Termination or (y) June 15 following the Company’s fiscal year which includes the Effective Date of Termination.

(c)

Pro Rata Actual Bonus. A lump sum amount paid to Participant in an amount equal to the annual incentive Participant would have earned under the Company’s annual management incentive plan annual incentive plan if Participant had remained employed through the end of the then outstanding bonus plan year, adjusted on a pro rata basis based on the number of days Participant was actually employed during the bonus plan year in which Participant incurs a Qualifying Termination. Such amount will be paid to Participant at the same time as bonuses are paid to members of senior management of the Company and its Affiliates.

(d)

Continuation of Health Care Benefits. If Participant chooses COBRA continuation health coverage following the Effective Date of Termination, the Company will pay the Participant’s full premium for a period equal to the number of months represented by the Regular Severance Multiple (e.g., if the Regular Severance Multiple is 1, for 12 months), but in no event for a period longer than 18 months, provided that Participant has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event Participant shall promptly notify the Company of the alternative health coverage and shall no longer be entitled to premium payments). The premium payments payable on Participant’s behalf shall be a taxable benefit to Participant.

Article 4.	Change in Control Severance Benefits.
4.1.	Right to Change in Control Severance Benefits. Participant shall be entitled to receive Change in Control Severance Benefits, as described in Section 4.2 herein, if Participant incurs a

Qualifying Termination on the date of a Change in Control or withing the twenty-four (24) month period following a Change in Control.

4.2.

Description of Change in Control Severance Benefits. In the event Participant becomes entitled to receive Change in Control Severance Benefits, as provided in Section 4.1 herein, the Company shall provide Participant with the following:

(a)

Accrued Obligations. A lump-sum amount paid in accordance with applicable law that includes earned but unpaid Base Salary, unreimbursed business expenses, and all other vested benefits to which Participant is entitled under any applicable benefit plan as of the Effective Date of Termination.

(b)

Cash Severance. A lump-sum amount equal to the product of (i) Participant’s Change in Control Severance Multiple and (ii) the sum of Participant’s Base Salary and the greater of A) Target Annual Bonus Opportunity or B) Historical Bonus Average, paid to the Participant (less applicable tax withholdings) within sixty (60) days following the Effective Date of Termination.

(c)

Pro Rata Target Bonus. A lump sum amount paid to Participant in an amount equal to Participant’s Target Annual Bonus Opportunity in the fiscal year in which Participant incurs a Qualifying Termination, adjusted on a pro rata basis based on the number of days Participant was actually employed during the bonus plan year in which Participant incurs a Qualifying Termination. Such amount will be paid to Participant (less applicable tax withholdings) within sixty (60) days following the Effective Date of Termination.

(d)

Continuation of Health Care Benefits. If Participant chooses COBRA continuation health coverage following the Effective Date of Termination, the Company will pay the Participant’s full premium for an 18-month period following the Effective Date of Termination, provided that Participant has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event Participant shall promptly notify the Company of the alternative health coverage and shall no longer be entitled to premium payments. The premium payments payable on Participant’s behalf shall be a taxable benefit to Participant.

Article 5.	Obligations Upon Termination of Employment.
5.1.	No Severance Benefits. Participant shall not be entitled to receive Severance Benefits if Participant’s employment with the Company ends for reasons other than a Qualifying Termination.
5.2.

General Release. As a condition to receiving Severance Benefits under this Plan, Participant shall be obligated to execute a general release of claims in favor of the Company, its current and former affiliates and shareholders, and the current and former directors, officers, employees, and agents of the Company in a form acceptable to the Company, (“Release Agreement”). The Release Agreement must be executed by Participant and provided to the Company, and any applicable rescission period for the Release Agreement must have expired, all prior to the sixtieth (60th) day following the Effective Date of Termination. If the Participant fails to timely provide an executed and irrevocable Release Agreement, the Participant shall forfeit any right to Severance Benefits under the Plan (other than those accrued obligations described in Section 3.2(a) or 4.2(a).

5.3.

Non-Disparagement. The Release Agreement will contain non-disparagement provisions generally prohibiting the Participant from disparaging the Company or its officers, directors, employees or agents following the Effective Date of Termination.

5.4.

Return of Information and Other Property. As a condition to receiving Severance Benefits, on or before Participant’s Effective Date of Termination (or any other time upon the Company’s request), Participant will return to the Company all of its property and all of the property of its affiliates and the Company’s customers/clients which Participant possess or over which Participant have direct or indirect control, including, but not limited to, all monies, records, files, credit cards, keys, access cards, cellular telephones, laptop and/or computer equipment and accessories, trade secrets, confidential and proprietary information (including, without limitation, customer and vendor lists and information, pricing lists and information), data and other electronically encoded information (such as computer drives, etc.), all passwords and/or access codes to such property, and all copies of such property (all together, “Property”). In addition, the Company, in its sole discretion, may require Participant to submit his or her own computer equipment, storage sites, and devices for inspection by a Company representative or third-party specialist to ensure that all Property has been properly deleted.

5.5.

No Duplication of Severance Benefits. If Participant becomes entitled to Severance Benefits, the Severance Benefits provided for under this Plan shall be in lieu of all other severance payments or other benefits provided to Participant under any other Company related severance plans, programs, or agreements.

5.6.

Impact on Equity Incentives. The treatment of any awards under the Company’s equity incentive plans that may be outstanding on Participant’s Effective Date of Termination shall be determined under the applicable equity incentive plan under which the award was granted and the related award agreement.

Article 6.	Legal Fees and Notice
6.1.

Payment of Legal Fees. Company and Participant shall bear and pay all of the respective fees, expenses and disbursements of their agents, representatives, accountants and counsel incurred in connection with and related to any disputed claims for benefits under this Plan.

6.2.

Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if given by hand delivery or sent by registered or certified mail, return receipt requested, to Participant at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.

Article 7.	Successors and Assignment
7.1.

Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company to expressly assume and agree in writing to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Plan.

7.2.

Assignment by Participant. This Plan shall inure to the benefit of and be enforceable by Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to Participant’s Beneficiary.

Article 8.	Miscellaneous
8.1.

Code Section 409A. It is intended that the Severance Benefits payable to a Participant hereunder satisfy the exemptions from the application of Section 409A of the Code provided under Treasury Reg. §1.409A-1(b)(4) (as a “short-term deferral”) and Treasury Reg. §1.409A-1(b)(9) (as “separation pay due to involuntary separation”). Notwithstanding the foregoing, nothing contained herein shall constitute any representation or warranty by the Company regarding exemption from Section 409A of the Code.

8.2.

Employment Status. Except as may be provided under any other agreement between Participant and the Company, the employment of Participant by the Company is “at will” and may be terminated by either Participant or the Company at any time, subject to applicable law.

8.3.

Entire Plan. This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

8.4.

Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.

8.5.

Tax Withholding. The Company may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

8.6.

Beneficiaries. Participant may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. Participant may make or change such designation at any time. The last designation filed with the Company prior to the date of Participant’s will be applicable.

8.7.	Claims. Attached hereto as Appendix B is the Claims Procedure that is applicable to all disputes under this Plan.
8.8.

No Duty to Mitigate. Participant shall not be obligated to seek other employment n mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event affect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan.

8.9.

Modification; Survival. No provision of this Plan may be modified, waived, or discharged in a manner adverse to Participant unless such modification, waiver, or discharge is agreed to in a writing signed by the affected Participant and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors. However, the Board or Committee may terminate or amend this Plan at any time, by giving the then-covered Participants written notice of intent to terminate or amend the Plan, delivered at least ninety (90) days prior to the date of such termination. The termination or amendment of this Plan pursuant to this Section 8.9 shall not affect any obligation of the Company to pay any Severance Benefits due to a Qualifying Termination occurring prior to the effective date of such termination or amendment of the Plan. Additional categories of Participants may be added to Appendix A by the Committee from time to time pursuant to Section 1.3.

8.10.

Unfunded Plan. The Plan shall be unfunded and all costs of the Plan shall be paid from the Company’s general assets. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by benefits under the Plan. Neither the

Company nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Company to any Participant with respect to any benefit shall be based solely upon any contractual obligations created by the Plan and the Participation Agreement; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.

8.11.

Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.12.

Applicable Law. To the extent not preempted by the laws of the United States, the internal laws of the state of Wisconsin (without regard to its laws concerning choice of law) shall be the controlling law in all matters relating to this Plan.

APPENDIX A

Covered Position Categories and Applicable Regular `Severance Multiple

Covered Position Category	Regular Severance Multiple (Stated in Years)
Chief Executive Officer	N/A
Executive Vice President	1.5
Executive Management – Vice President Officers Designated by the Committee	1
Non-Officer Executives Designated by the CEO	TBD

Covered Position Categories and Applicable Change in Control Severance Multiple

Covered Position Category	CIC Severance Multiple (Stated in Years)
Chief Executive Officer	N/A
Executive Vice President	2.5
Executive Management – Vice President Officers Designated by the Committee	2
Non-Officer Executives Designated by the CEO	TBD

A-1

APPENDIX B – Claims Procedure

The “Plan Administrator” is the Company. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that any Participant is entitled to them. The Chief Executive Officer and Committee act on behalf of the Company and is responsible for making eligibility and benefit determinations under the Plan.

APPEAL PROCEDURE

If a Participant does not receive a benefit under the Plan and he/she would like to question and/or appeal the determination of Severance Benefits, the Participant must submit, within one year of the date of the Participant’s termination of employment, a written appeal to the Chief Executive Officer at:

ATTN: Chief Executive Officer (Executive General Severance Plan)

Modine Manufacturing Company

1500 DeKoven Avenue

Racine, WI 53403

A Participant, his/her beneficiary or a personal representative (each, a “Claimant”) may submit an appeal for Severance Benefits.

Appeal Determination

The Chief Executive Officer will provide written or electronic notice to the Claimant within 90 days after the Chief Executive Officer receives the appeal, unless the Chief Executive Officer determines that any extension of time for processing is required. In the event that the Chief Executive Officer determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 90-day review period. The extension will not exceed a period of 90 days from the end of the initial 90-day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Chief Executive Officer expects to render the benefit decision.

If the Chief Executive Officer denies an appeal in whole or in part (an “Adverse Benefit Determination”) the Chief Executive Officer will set forth, in a manner to be understood by the Claimant:

1.	The specific reason(s) for the Adverse Benefit Determination.
2.	Reference to the specific Plan provision on which the denial is based.
3.	A description of any additional material or information necessary for the terminated employee to perfect the appeal and an explanation as to why such information is necessary.
4.

An explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to file an appeal under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), after receiving a final Adverse Benefit Determination upon review.

B-1

Appeal of Denial

The Claimant may appeal an initial Adverse Benefit Determination by submitting a written appeal to the Committee within 60 days of receiving the notice described in Appeal Determination. The Committee will perform a full and fair review of the appeal. In addition, the Claimant may:

1.	Submit written comments, documents, records and other information relating to the appeal for benefits.
2.	Examine the Plan and obtain, upon request and without charge, copies of all documents, records and other information relevant to the terminated employee’s appeal for benefits.

The Committee’s review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the appeal without regard to whether such information was submitted to or considered by the Chief Executive Officer in the initial benefit determination. A determination on the review by the Committee will be made not later than 60 days after receipt of a request for review, unless the Committee determines that an extension of time for processing is required. In the event that the Committee determines that such an extension is required, written notice of the extension will be furnished to the Claimant prior to the end of the initial 60-day review period. The extension will not exceed a period of 60 days from the end of the initial 60-day period of time, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Committee expects to render the determination on review.

The written or electronic determination of the appeal by the Committee will set forth, in a manner that is intended to be understood by the Claimant:

1.	The specific reason or reasons for the decision.
2.	Reference to the specific Plan provisions on which the Adverse Benefit Determination is based.
3.	The Claimant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the appeal for benefits.
4.	A statement of the employee’s right to file an appeal under Section 502(a) of ERISA.

The Chief Executive Officer has sole discretion in making decisions with respect to a claim, and his/her decisions are final and binding, subject to the right to appeal to the Committee and unless found by a court to be arbitrary and capricious. Similarly, the decision of the Committee with respect to an appeal of a denied claim is final and binding unless the decision is determined by a court to be arbitrary and capricious.

If a Claimant timely challenges a decision of the Committee in a court of law, the court’s review will be limited to the facts, evidence and issues presented to the Chief Executive Officer and Committee during the appeals procedure set forth above. Facts and evidence that become known to the terminated Participant or other interested person after having exhausted the appeals procedure must be brought to the attention of the Committee for reconsideration of the appeals determination. Issues not raised with the Committee will be deemed waived.

A Participant may not bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the appeals procedures set forth above are exhausted and a final determination is made by the Committee. After the remedies set forth above are exhausted, a Participant must file any court action within 90 days after final notice of an Adverse Benefit Determination.

B-2